Exhibit 99.1

2100 W. Cypress Creek Road Fort Lauderdale, FL 33309 (954) 940-4995
Levitt Corporation Reports Earnings
For The Second Quarter 2005
     FORT LAUDERDALE, FL – August 2, 2005 — Levitt Corporation (NYSE: LEV) today announced financial results for the second quarter ended June 30, 2005. Net income for the second quarter was $6.1 million, compared with $13.7 million earned in the corresponding period in 2004. Diluted earnings per share for the second quarter were $0.30, compared with $0.68 in the corresponding period in 2004. For the six months ended June 30, 2005, net income increased 34% to $35.9 million, up from $26.7 million in the comparable 2004 period, and diluted earnings per share increased 17% to $1.79, up from $1.53 per diluted share in the comparable period in 2004.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “As discussed in previous quarters, after several years of growing at a compound annual rate of almost 100% and experiencing record success, we recognized the considerable strain placed on our existing platform and the need to strengthen our operations to reach our goal of significant future growth. Last year and during the previous earnings period, we disclosed that 2005 would be a transitional year with ‘flattish’ earnings for the Company, and that we would prudently focus on several long-term strategic objectives. These included and continue to include our goal of developing a scaleable platform capable of delivering homes at three to four times current levels in the next five years, improving infrastructure, upgrading internal systems, and adding to our top-tier management team and staff throughout our growing organization. Our main objective is to develop Levitt into a national homebuilder and we believe this transition and associated initiatives will strengthen our core businesses, improve operating efficiency and fuel sustained growth in 2006 and beyond. We are pleased with the progress made during the quarter.
     “In our earnings press releases and public reports from previous quarters, we disclosed our decision to intentionally slow the elevated rate of home sales in our homebuilding division. Although we were pleased with the exceptionally strong consumer demand, the premature sell-out at a number of our communities created a short-term decline in saleable inventory and extended home deliveries beyond our 12-month target. We also discussed our need to work through the disruptions to deliveries as a consequence of the 2004 hurricanes. In connection with the above and our focus on strengthening our homebuilding division, we entered 2005 committed to several initiatives to prepare for growth in the next five years and beyond, including realigning the sales-to-delivery cycle; increasing customer satisfaction; mitigating our vulnerability to rising costs; implementing best practices of national homebuilders; and improving our infrastructure. Although initiating and embracing change is not always a seamless progression, our associates have welcomed these initiatives with energy and spirit. We believe we have taken many positive steps and made several improvements during the second quarter and that we will continue to do so in the next two quarters.
     “For the balance of 2005, our growth strategies include increasing the synergy between our land and homebuilding divisions; expanding the number of new communities; increasing land inventory in new and existing geographic markets; identifying strategic acquisitions; and continuing our development of residential and commercial property at ‘Tradition’ while exploring new master-planned community investments. This is a very exciting time for our Company, and although 2005 is a transitional year, we believe our customers, shareholders and associates will view this period as a continuation of our progress toward a new era in the Levitt legacy.
Homebuilding Division:
     “Sales of real estate for the second quarter of 2005 decreased 14% to $107.1 million, from $125.0 million in the corresponding 2004 period. Homes delivered decreased to 448 units in the second quarter of 2005 compared with 576 units in the 2004 quarter, and new orders declined to 429 units in the second quarter of 2005 from 534 units in the comparable 2004 period. Sales of real estate for the six-months ended June 30, 2005 increased 11% to $225.1 million, from $203.7 million in the corresponding 2004 period. Homes delivered in the six-month period increased 3% to 949 units, compared with 917 units in the 2004 period and new orders increased 3% to 1,034 units from 1,008 units in the comparable 2004 period. Continued strength in consumer demand has produced upward pricing ability as the average selling price for new orders in the second quarter of 2005 rose 24% to $312,000, up from $251,000 in the second quarter 2004. Margin percentage (defined as sales of real estate minus cost of sales of real estate divided by sales of real estate) increased to 21.3% in the second quarter vs. 20.9% in the second quarter 2004. Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenue were 12.7% in the 2005 quarter, compared with 11.0% in the comparable 2004 period. These increases are primarily associated with additional employee headcount and the establishment of new communities and operations which are not yet in the revenue producing stage.
     “One of our primary objectives for 2005 is to significantly increase our saleable inventory position in the homebuilding division. In the first half of the year we opened two new active adult communities in Florida totaling approximately 1,450 units, and a 55-unit facility in Nashville, Tennessee. In the second half of 2005, we will substantially strengthen our position by adding an additional 4,300 units in several new communities. While we continue to increase our saleable inventory level to position the Company for significant future growth, we plan to schedule the release of this inventory in order to even out our delivery cycles.
     “We plan to open the following communities during the remainder of 2005:
          Florida
•	570-unit active-adult community in Fort Myers

•	1,200-unit active-adult community in Tradition

•	925-unit active-adult community near Orlando

•	219-unit family community in Fort Myers

•	345-unit family community outside of Orlando
          Georgia
•	766-unit active-adult community near Atlanta
          Tennessee
•	Three new family communities with a total of 276 units in the Memphis area

     “We continue to see strong demand in the Florida market for both our family and active-adult products and are excited about the prospects for our several planned communities in that region. In addition, our homebuilding division is making good progress in their previously announced entry into the Georgia marketplace with the upcoming opening of ‘Seasons at Laurel Canyon’ located in close proximity to Atlanta. Scheduled to open for sales in the third quarter of 2005, ‘Seasons at Laurel Canyon’ will feature a 28,000 square foot clubhouse rich with amenities, including eight professional tennis courts, a state-of-the-art fitness center and a horticulture center. Moreover, several properties in the Nashville area are under contract as we plan to continue our expansion in that region in 2006 and beyond. We also continue to assess opportunities to introduce our distinctive active-adult product to that region.
     “Additionally, our homebuilding division plans to begin operations in South Carolina as a result of recently acquired property near Myrtle Beach. Our entry into the region will be a 452-unit active-adult community slated to open for sales in early 2006.
Land Division:
     “As discussed in the prior quarter, a significant portion of Core Communities’ (‘Core’) estimated revenue for 2005 was realized in the first quarter with the recognition of $64.7 million in revenue on the completion of a large bulk sale of separate parcels adjacent to our master-planned community, ‘Tradition.’ As we disclosed in our earnings release for the first quarter and as we stated in our earnings conference call, we did not anticipate significant additional revenue out of this division for the rest of 2005. In fact, we had no land sales in the second quarter of 2005 as compared with the same period last year when we sold 492 acres for $37.6 million. Although the land development sector is inherently subject to wide fluctuations in revenue due to the transactional nature of the business and our strategy for utilizing the land, we believe the value and strong demand for the land in Core’s master-planned communities continues to grow.
     “During the second quarter, the city of Port St. Lucie, located in St. Lucie County, Florida, was ranked by the U.S. Census Bureau the number one fastest growing city with population over 100,000 from July 2003 to July 2004. We believe our master-planned communities ‘Tradition’ and ‘St. Lucie West’ are a major driver in Port St. Lucie’s dramatic success, and we are very proud to share in Port St. Lucie’s new number one ranking. In addition, Robert Charles Lesser &

Co., a real estate services firm based in Maryland that annually ranks U.S. master-planned communities, recognized ‘Tradition’ as the eighth fastest selling master-planned community in 2004. With Core Communities’ track record of positive results in developing master-planned communities and its substantial presence through ‘Tradition,’ we believe we are very well-positioned for continued success in our land development operations.
     “Comprised of approximately 8,200 acres with five miles of frontage on Interstate 95, ‘Tradition’ is anticipated to outperform the results realized by its award winning predecessor, ‘St. Lucie West,’ and we are very pleased with the progress we are making. ‘Tradition’ is currently home to more than 500 residents and approximately 2,000 new homes are under construction. Upon final completion, ‘Tradition’ is expected to be comprised of up to 18,000 new homes.
     “We are looking forward to the upcoming grand opening of the ‘Village at Tradition’ town center in the fall of 2005, which is planned to include 23 acres of commercial, office and retail space, a wide array of shops and restaurants. We are also excited about the demand for the ‘Landing at Tradition,’ a 500,000 square foot shopping center situated along Interstate 95 and intended for national and regional ‘big-box’ tenants and anchor stores. It is expected to offer the growing city of Port St. Lucie popular goods and services that are currently only accessible in areas that are nearly 10 miles away from Tradition. In all, we eventually anticipate the development of 8.5 million square feet of commercial space in Tradition.
     “Moreover, during the quarter, more than 100 community leaders were welcomed to the new ‘Tradition Town Hall’ for the unveiling of plans for an innovative K-8 laboratory research school to be located at ‘Tradition.’ The new facility is scheduled to open for the 2007-08 school year and will provide a setting for research into new teaching methods and serve as a training ground for area teachers.
     “We continue to explore opportunities to further expand our master-planned communities into new markets. In that regard, Core has made significant progress towards the acquisition of more than 5,000 acres of unimproved land between Savannah, Georgia, and Hilton Head, South Carolina, which are both popular retirement destinations. While we have not yet closed this acquisition, Core entitled the land for approximately 9,500 residential units and 1.5 million feet of commercial space, in addition to recreational areas, educational facilities and emergency services.

Located along Interstate 95 in Hardeeville, South Carolina, this master-planned community is expected to emulate our highly successful ‘Tradition’ and ‘St. Lucie West’ communities. In connection with our strategy to increase the synergy between our land and homebuilding divisions, a considerable proportion of this property is planned for active-adult community development by Levitt and Sons TM . We anticipate closing on this land in the third quarter of 2005, and we are excited about the opportunity to introduce our master-planned community concept and active-adult lifestyle in South Carolina,” Levan concluded.

Levitt Corporation Selected Financial Data (consolidated):
Second Quarter 2005 Compared to Second Quarter 2004
•	Revenues of $108.0 million vs. $143.9 million, a 25% decrease.

•	Net income of $6.1 million vs. $13.7 million, a 56% decrease.

•	Diluted earnings per share of $0.30 vs. $0.68, a 56% decrease.

•	SG&A as a percent of total revenue was 18.0% vs. 13.1%.

•	Homes delivered were 448 vs. 576, a 22% decrease.

•	New orders (value) of $133.9 million vs. $134.0 million.

•	New orders (units) of 429 vs. 534, a 20% decrease.
Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
•	Revenues of $307.9 million vs. $243.4 million, a 27% increase.

•	Net income of $35.9 million vs. $26.7 million, a 34% increase.

•	Diluted earnings per share of $1.79 vs. $1.53, a 17% increase.

•	SG&A as a percent of total revenue was 13.8% vs. 13.5%.

•	Homes delivered were 949 vs. 917, a 3% increase.

•	New orders (value) of $299.2 million vs. $264.2 million, a 13% increase.

•	New orders (units) of 1,034 vs. 1,008, a 3% increase.
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Levitt Corporation will also host an investor and media teleconference call and webcast on Wednesday, August 3, 2005, at 11:00 a.m. Eastern Time.
Teleconference Call Information:
To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers may reference PIN number 7989258.

A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., September 2, 2005. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is: 7989258.
Webcast Information:
To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m., September 2, 2005.
Levitt Corporation’s second quarter of 2005 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link. Copies of the earnings results press release and financial summary will also be made available upon request via fax, email, or Postal Service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.
About Levitt Corporation:
Levitt Corporation is the parent company of Levitt and Sons™, Bowden Homes and Core Communities.
Levitt and Sons™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 75 years. Acquired by us in 1999, Levitt and Sons™ currently develops single and multi-family home communities for active-adults and families in Florida and Georgia, and Tennessee under the Bowden name. Bowden Homes, founded in 1971, has been one of the largest home-builders in Memphis and the surrounding metropolitan area for eight consecutive years. Acquired by us in April 2004, Bowden Homes focuses on building distinctively featured family housing in the Memphis, Nashville and north Mississippi areas.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the past seven years. Core Communities’ newest master-planned community is Tradition. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition is a 8,200-acre community that is planned to ultimately feature up to 18,000 residences, when all approvals are in place, as well as a commercial town center and a world-class corporate park.
Bluegreen Corporation engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. Bluegreen’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells; Gordonsville, Wisconsin; the Island Aruba; and throughout Florida. Bluegreen’s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds an approximate 31% ownership position in Bluegreen Corporation.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.BowdenHomes.com
www.CoreCommunities.com
www.Bluegreen-corp.com
Levitt Corporation Contact Information
Investor Relations:
Adrienne Zvi
Leo Hinkley
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
Corporate Communications:
Camille Lepre
Phone: (954) 940-4970
Email: CLepre@LevittCorporation.com
Mailing Address: Levitt Corporation, 2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this release and in our SEC reports. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us.

Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the Company and its operations, including the impact of hurricanes and tropical storms in the areas in which we operate; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; delays in opening planned new communities; the availability and price of land suitable for development in our current market and in markets where we intend to expand; our ability to successfully complete land acquisitions necessary to meet our growth objectives; our ability to obtain financing for planned acquisitions; the inability to successfully expand into new markets; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; environmental factors, the impact of governmental regulations and requirements (including delays in obtaining necessary permits and approvals); the Company’s ability to successfully expand and realize the expected benefits of growth initiatives, strategic objectives and reorganizations; the Company’s ability to timely deliver homes from backlog and successfully manage growth; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.